Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

TERMS AND CONDITIONS OF THE

SENIOR UNSECURED CONVERTIBLE BONDS

The shareholders of [Pasqal Holding SA] (the “Company”), on [●], on the basis of the relevant reports issued by the statutory auditors and the board of directors of the Company (the “Board”), issued, [●] senior unsecured bonds convertible into shares of the Company (obligations convertibles en actions ordinaires) (the “Convertible Bonds”), each at a nominal value of [EUR 0.01], representing a maximum loan amount of USD [●].

The purpose of this document (hereinafter the “Terms and Conditions”) is to define the terms and conditions of the Convertible Bonds and the related obligations of the Company and the Bondholders.

ARTICLE 1. DEFINITIONS

For the purposes hereof, capitalized terms shall have the following meanings, unless they are otherwise specifically defined, and definitions used in the Terms and Conditions shall apply equally to both the singular and plural forms of the terms defined:

“Accrued Value”	means, as of any date, with respect to each Convertible Bond as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, of (i) the principal amount of such Convertible Bond, plus (ii) the aggregate amount of any accrued and unpaid Interest or coupons on such Convertible Bond as of such date;

“Affiliate”	means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person;

“Alternative Consideration”	has the meaning ascribed to such term in Section 7.6.1;

“Attribution Parties”	has the meaning ascribed to such term in Section 5.9;

“Available Proceeds”	means the consideration received by the Company in a Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Company, in each case as determined in good faith by the Board), together with any other assets of the Company available for distribution to its shareholders, all to the extent permitted by French Code de commerce governing distributions to shareholders;

“Beneficial Ownership Limitation”	has the meaning ascribed to such term in Section 5.9;

“Business Day”	means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required by law to remain closed;

“Board”	has the meaning ascribed to such term in the recitals;

“Bondholder Redemption Date”	has the meaning ascribed to such term in Section 6.1;

“Bondholder Redemption Notice”	has the meaning ascribed to such term in Section 6.1;

“Bondholder Redemption Price”	has the meaning ascribed to such term in Section 6.1;

“Bondholder Redemption Right”	has the meaning ascribed to such term in Section 6.1;

“Bondholders”	means the holders of Convertible Bonds;

“Bondholder Majority”	means the Bondholders holding the majority (at least fifty and one-hundredth percent (50.01%)) of the outstanding aggregate principal amount of the Convertible Bonds;

“Bondholders’ Representative”	has the meaning ascribed to such term in Section 8.2;

“Business Combination Agreement”	means that certain Agreement and Plan of Merger, dated February 28, 2026, by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company, Bleichroeder Acquisition 2 France, a a société par actions simplifiée formed under the laws of the Republic of France, and the Company

“Buy-In”	has the meaning ascribed to such term in Section 5.5.1;

“Call Date”	has the meaning ascribed to such term in Section 6.2;

“Call Price”	has the meaning ascribed to such term in Section 6.2;

“Call Notice”	has the meaning ascribed to such term in Section 6.2;

“Cash Settlement from Distributable Amounts”	has the meaning ascribed to such term in Section 6.1;

“Cash Settlement from New Equity Issuance”	has the meaning ascribed to such term in Section 6.1;

“Commission”	means the United States Securities and Exchange Commission;

“Company”	has the meaning ascribed to such term in the recitals;

“Conversion Date”	has the meaning ascribed to such term in Section 5.1.1;

“Conversion Price”	means USD$12.00, subject to adjustment herein;

“Conversion Shares”	means, collectively, the Ordinary Shares issuable upon conversion of the Convertible Bonds in accordance with the terms hereof;

“Convertible Bonds”	means the senior unsecured bonds convertible into Ordinary Shares of the Company (obligations convertibles en actions ordinaires) issued for an amount of [●] on the date hereof to the benefit of the Investors;

“Convertible Securities”	means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the Bondholder thereof to acquire, any Ordinary Shares;

“Deemed Liquidation Event”	means (i) a merger or consolidation in which the Company or a Subsidiary of the Company is a constituent party and the Company issues shares pursuant to such merger or consolidation or (ii) (a) a sale, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, or (b) a sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale is to a wholly owned Subsidiary of the Company or directly or indirectly controlled (controlled as defined under article L. 233-3 I. of the French Commercial Code), will be treated as a liquidation event.

A Deemed Liquidation Event shall not include any merger or consolidation involving the issuer in which the shares of capital stock of the issuer outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

“Dilutive Issuance”	has the meaning ascribed to such term in Section 7.3.1;

“Distribution”	has the meaning ascribed to such term in Section 7.5;

“Exempt Issuance”	means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan duly adopted for such purpose, by the Board, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the Bondholder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Conversion Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds and (e) any securities issued by the corporation pursuant to any legal settlement or similar arrangement agreed or entered into by the Company, provided that, in the aggregate, not more than [●][1] Shares are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities;

“Exchange Act”	means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Floor Price”	means the lesser of (i) USD$7.80 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect;

“Fundamental Transaction”	has the meaning ascribed to such term in Section 7.6.1;

“Inflection Point”	means Inflection Point Fund I, LP;

“Investors”	means Inflection Point and [●];

“Interest”	has the meaning ascribed to such term in Section 3.2;

“Interest on Arrears”	has the meaning ascribed to such term in Section 3.2

[1]	NTD: To be equal to $1,000,000 divided by the redemption price.

“Interest Period”	has the meaning ascribed to such term in Section 3.2;

“Issuance Date”	means the date of issuance of the Convertible Bonds (i.e., the date(s) of the decision(s) of the shareholders of the Company, relating to the issuance of the Convertible Bonds);

“Joining Bondholder”	means any investor subscribing to the Convertible Bonds, who adhered to those terms and conditions;

“Junior Securities”	has the meaning ascribed to such term in Section 3.4.2;

“Masse”	has the meaning ascribed to such term in Section 8.1;

“Nominal Value”	means the nominal value of each Convertible Bond, i.e., [EUR 0.01];

“New Issuance Price”	has the meaning ascribed to such term in Section 7.3.1;

“Notice of Conversion”	has the meaning ascribed to such term in Section 5.1.1;

“Options”	means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities;

“Option Value”	means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Ordinary Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Ordinary Shares underlying such Option divided by (2) the total number of Ordinary Shares issued or issuable in the integrated transaction (including the number of Shares underlying such Option);

“Optional Conversion Notice”	has the meaning ascribed to such term in Section 5.9;

“Ordinary Share(s)”	means the ordinary shares (actions ordinaires) issued or to be issued by the Company;

“Parties”	Means the Company and the Bondholders;

“Person”	means an individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind;

“Purchase Agreement”	means the Securities Purchase Agreement dated [ ], 2026 between Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company, Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France, on behalf of the Company, and the purchasers identified on the signature pages thereto, as amended, modified or supplemented from time to time in accordance with its terms;

“Purchase Rights”	has the meaning ascribed to such term in Section 7.4;

“Registration Rights Agreement”	means the Registration Rights Agreement, dated as of the date hereof, among the Company, the original Bondholders and certain other securityholders of the Company;

“Registration Statement”	means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by the Bondholder as provided for in the Registration Rights Agreement;

“Rule 144”	means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule;

“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Settlement Election Notice”	has the meaning ascribed to such term in Section 6.1;

“Share Settlement”	has the meaning ascribed to such term in Section 6.1;

“Share Settlement Price”	has the meaning ascribed to such term in Section 6.1;

“Shares”	means the shares (actions) issued by the Company irrespective of their class or category;

“Shareholders’ Decisions”	means the decisions of the shareholders of the Company issuing the Convertible Bonds;

“Share Delivery Date”	has the meaning ascribed to such term in Section 5.2.1;

“Share Equivalents”	means any securities of the Company that would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive or subscribe, Ordinary Shares;

“Standard Settlement Period”	has the meaning ascribed to such term in Section 5.2.1;

“Subsidiary”	means any subsidiary of the Company as of the date hereof;

“Successor Entity”	has the meaning ascribed to such term in Section 7.6.3;

“Tax Deduction”	has the meaning ascribed to such term in Section 3.2;

“Terms and Conditions”	has the meaning ascribed to such term in the recitals;

“Total Subscription Price”	has the meaning ascribed to such term in Section 2.1.1;

“Trading Day”	means a day on which the principal Trading Market is open for business;

“Trading Market”	means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing);

“Transfer Agent”	means Continental Stock Transfer & Trust Company and any successor transfer agent of the Company;

“Underlying Shares”	means the Conversion Shares and the Warrant Shares;

“Valuation Event”	has the meaning ascribed to such term in Section 7.3.1.3.2;

“VWAP”	means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Ordinary Shares for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Bondholder Majority in interest of the Convertible Bonds then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company;

“VWAP Calculation Period”	has the meaning ascribed to such term in Section 7.2;

“VWAP Reset”	means the one-time downward adjustment of the Conversion Price equal to the VWAP of the 20-trading day period commencing six (6) months after the Issuance Date, subject to a price floor of USD$7.80 per share (the “VWAP Floor Price”);

“VWAP Reset Date”	has the meaning ascribed to such term in Section 7.2;

“Warrants”	has the meaning ascribed to such term in Section 9;

“Warrant Shares”	means the Ordinary Shares issuable upon exercise of the Warrants.

ARTICLE 2. SUBSCRIPTION OF THE CONVERTIBLE BONDS

2.1.	Number and subscription price of the Convertible Bonds

2.1.1.	Pursuant to the Shareholders’ Decisions, [●] Convertible Bonds each at a nominal value of [EUR 0.01], were issued on [●], in consideration for the receipt by the Company of the subscription price for such Convertible Bonds, representing a total amount of [●] euros (the “Total Subscription Price”).

2.2.	Compliance with U.S. Securities Laws

2.2.1.	The Bondholder, by the acceptance hereof, represents and warrants that it is acquiring this Convertible Bond and, upon any conversion hereof, will subscribe the Ordinary Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Ordinary Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

2.2.2.	This Convertible Bond does not entitle the Bondholder to any voting rights or other rights as a shareholder of the Company prior to the conversion hereof as set forth in Section 5, except as otherwise expressly set forth herein.

2.2.3.	The Bondholder acknowledges that the Ordinary Shares acquired upon the conversion of this Convertible Bond, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

ARTICLE 3. CHARACTERISTICS OF THE CONVERTIBLE BONDS

3.1.	Form and delivery of the Convertible Bonds

The Convertible Bonds shall be in registered form (forme nominative) (but shall not be, for the avoidance of doubt, registered with the Commission). Title thereto shall be evidenced by book entries in the name of its holders in the securities transfer register and securities’ individual accounts (registre des mouvements de titres et comptes individuels de titulaires d’obligations convertibles) of the Company in accordance with article L. 211-3 and seq. of the French Code monétaire et financier.

3.2.	Interest rate

Each Convertible Bond shall bear interest (the “Interest”) from the relevant Issuance Date (excluded) and until such Convertible Bond’s conversion or redemption pursuant to Article 5 or Article 6, payable in cash on a semi-annual basis at a rate equal to 10%; provided, however, that if a payment in cash has not been made on a semi-annual payment date, payment on the next semi-annual Payment Date shall be in PIK at a rate of 12% payable and compounded annually from the last payment date on which a payment in cash has been made (defined as any period of 365 consecutive days elapsed).

Each interest period for a Convertible Bond (an “Interest Period”) shall start on the relevant Issuance Date or on the last day of its preceding Interest Period. Each Interest Period shall have a duration of 6 months in case of cash payment or one year in case of PIK or any other period agreed between the Bondholder Majority and the Company.

The Interest shall be calculated pro rata temporis (on the basis of a 365-day year or 6 months in case of cash payment). If calculated over a period of less than a year, the Interest shall be calculated on the basis of the number of days elapsed during the interest period concerned divided by 365. The amount of Interest due for each Bondholder shall be calculated by reference to the amount of the total outstanding number of Convertible Bonds held by the relevant Bondholder on the date of calculation of Interest, the amount of such payment being rounded to the nearest second decimal.

The amount of Interest accrued shall become immediately due and payable by the Company on the date of repayment of the principal amount of the Convertible Bonds, in the same form as the principal amount.

The payment of the Interest shall be carried out without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless such Tax Deduction is required by law. If a Tax Deduction is required to be made by law, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; provided, however, that such additional amounts shall not be paid (1) if such Tax Deduction is imposed because: (A) the recipient is either domiciled, incorporated, established or acting through a non-cooperative jurisdiction within the meaning of Article 238-0 A of the French Code général des impôts, as the list of such jurisdictions may be amended from time to time; or (B) such payment is made to an account opened in the name of or for the benefit of the recipient in a financial institution established in a non-cooperative jurisdiction within the meaning of Article 238-0 A of the French Code général des impôts, as such list may be amended from time to time, or (2) to the extent that such Tax Deduction is imposed due to the failure of the relevant recipient to comply with any certification, identification or other reporting requirement, if such compliance is required under applicable law as a precondition to relief or exemption from such Tax Deduction. If, following the payment of additional amounts under this paragraph, any Bondholder subsequently recovers all or part of such Tax Deduction (whether through a tax credit right, a repayment of tax or otherwise), such Bondholder shall pay to the Company an amount which will leave the Company (after that payment) in the same after-tax position as the Company would have been in had the Tax Deduction not been required to be made, as soon as reasonably practicable after such recovery has been made.

3.3.	Rank; Liquidation Preference

3.3.1.	The Convertible Bonds shall constitute direct, general, unconditional obligations of the Company, and shall rank junior and subordinated to other unsecured and unsubordinated obligations of the Company. Cash redemptions made by the Company pursuant to the provisions hereof shall rank equally among themselves and junior and subordinated to all other unsecured, unsubordinated indebtedness, whether present or, subject to the terms and conditions hereof, future, of the Company.

3.3.2.	The Convertible Bonds shall rank senior to all of the Ordinary Shares and any other class or series of capital stock of the Company currently existing or hereafter authorized, classified or reclassified by the Company (collectively, “Junior Securities”), in each case, as to rights to receive dividends or to participate in distributions of assets or payments upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

3.3.3.	In the event of any voluntary liquidation, dissolution or winding up of the Company, the Bondholders of Convertible Bonds then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, and in the event of a Deemed Liquidation Event, the Bondholders of the Convertible Bonds then outstanding shall be entitled to be paid out of the consideration payable to shareholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount per Convertible Bond equal to the greater of (i) 100% of the Accrued Value or (ii) such amount as would have been payable had such Convertible Bond been converted into Ordinary Shares pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such voluntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the Bondholders of the Convertible Bonds the full amount to which they shall be entitled under this Section 3.3.3, the Bondholders of the Convertible Bonds shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such Convertible Bonds were paid in full.

3.3.4.	In the event of any voluntary liquidation, dissolution or winding up of the Company, after the payment in full of all amounts required to be paid to the Bondholders of the Convertible Bonds pursuant to Section 3.3.3, the remaining assets of the Company available for distribution to its Junior Securities or, in the case of a Deemed Liquidation Event, the consideration not payable to the Bondholders of the Convertible Bonds pursuant to Section 3.3.3 or the remaining Available Proceeds, as the case may be, shall be distributed among the Bondholders and the holders of Ordinary Shares, pro rata based on the number of Shares held by each such holder, including all Ordinary Shares converted and all Ordinary Shares issuable upon conversion pursuant to the terms of this Convertible Bond immediately prior to such liquidation, dissolution or winding up of the Company.

3.4.	Transfer and assignment

Notwithstanding any provision to the contrary in this Agreement, no Holder may assign, transfer, pledge or otherwise dispose of, directly or indirectly, all or any portion of the Convertible Bonds to any Person, without the prior written consent of the Company, which consent shall not be unreasonably withheld. For the avoidance of doubt, the Convertible Bonds may only be assigned, transferred, pledged or otherwise disposed of in compliance with US state and federal securities laws. In connection with any transfer of this Convertible Bond or the Conversion Shares other than pursuant to an effective registration statement or to the Issuer, the Issuer may require the transferor to provide to the Issuer an opinion of counsel selected by the transferor and reasonably acceptable to the Issuer, the form and substance of which opinion shall be reasonably satisfactory to the Issuer, to the effect that such transfer does not require registration of this Convertible Bond or the Conversion Shares under the Securities Act. Any transferee of Convertible Bonds shall be bound by and will benefit from any and all rights attached to the Convertible Bonds.

ARTICLE 4. TERM

The Convertible Bonds are issued for a period starting on the relevant Issuance Date and ending on the relevant date of conversion or redemption pursuant to Article 5 or Article 6.

ARTICLE 5. OPTIONAL CONVERSION

5.1.	Optional conversion

5.1.1.	The Convertible Bonds shall be convertible, at any time and from time to time from and after the Issuance Date at the option of the Bondholder thereof, into that number of whole Ordinary Shares (subject to the limitations set forth in this Section 5) determined by dividing the Accrued Value of such Convertible Bond by the Conversion Price then in effect. Bondholders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Company directs Bondholders that the Notice of Conversion shall be delivered to the Company’s transfer agent. Each Notice of Conversion shall specify the aggregate amount of Convertible Bonds to be converted, the aggregate amount of Convertible Bonds owned prior to the conversion at issue, the aggregate amount of Convertible Bonds owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Bondholder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Convertible Bonds, a Bondholder shall not be required to surrender the certificate(s) representing the Convertible Bonds to the Company unless all of the Convertible Bond represented thereby are so converted, in which case such Bondholder shall deliver the certificate representing such Convertible Bonds promptly following the Conversion Date at issue. Convertible Bonds converted into Ordinary Shares or redeemed in accordance with the terms hereof shall be cancelled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Company’s Bondholder ledger and transfer book shall serve as the exclusive record of the Convertible Bonds.

5.2.	Delivery of Conversion Shares Upon Conversion

5.2.1.	Not later than the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Bondholder (A) the number of Conversion Shares being acquired upon the conversion of the Convertible Bonds, which on or after the earlier of (i) the one year anniversary of the Issuance Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by any Purchase Agreement or any other applicable lock-up agreement or similar agreement) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one-year anniversary of the Issuance Date or (ii) the Effective Date, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 5 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Conversion. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered at or prior to 12:00 p.m. (New York City time) on the Issuance Date, the Company agrees to deliver the Conversion Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Issuance Date.

5.2.2.	Notwithstanding the foregoing, a conversion of Convertible Bonds into Conversion Shares, pursuant to Article 5 shall only become effective upon delivery by the Bondholder to the Company of a duly signed subscription bulletin (bulletin de souscription) in the form attached hereto as Annex B (which must be delivered no later than the Share Delivery Date).

5.3.	Failure to Deliver Conversion Shares

5.3.1.	If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Bondholder by the Share Delivery Date, the Bondholder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Bondholder any original Convertible Bonds certificate delivered to the Company and the Bondholder shall promptly return to the Company the Conversion Shares issued to such Bondholder pursuant to the rescinded Notice of Conversion.

5.4.	Obligation Absolute; Partial Liquidated Damages

5.4.1.	The Company’s obligation to issue and deliver the Conversion Shares upon conversion of the Convertible Bonds in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Bondholder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Bondholder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Bondholder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Bondholder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Bondholder. In the event a Bondholder shall elect to convert any or all of the Accrued Value of its Convertible Bonds, the Company may not refuse conversion based on any claim that such Bondholder or anyone associated or affiliated with such Bondholder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Bondholder, restraining and/or enjoining conversion of all or part of the Convertible Bonds of such Bondholder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Bondholder in the amount of 150% of the Accrued Value of Convertible Bonds which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Bondholder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Bondholder such Conversion Shares pursuant to Section 5 by the 10th Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Bondholder, in cash, as liquidated damages and not as a penalty, for each USD$5,000 of Accrued Value of Convertible Bonds being converted, USD$25 per Trading Day (increasing to USD$50 per Trading Day on the third Trading Day and increasing to USD$100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Bondholder rescinds such conversion. Nothing herein shall limit a Bondholder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such Bondholder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Bondholder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

5.5.	Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion

5.5.1.	In addition to any other rights available to the Bondholder, if the Company fails for any reason unrelated to the actions of the Bondholder or its Affiliates to deliver to a Bondholder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 5, and if after such Share Delivery Date such Bondholder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Bondholder’s brokerage firm otherwise purchases, Shares to deliver in satisfaction of a sale by such Bondholder of the Conversion Shares which such Bondholder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Bondholder (in addition to any other remedies available to or elected by such Bondholder) the amount, if any, by which (x) such Bondholder’s total purchase price (including any brokerage commissions) for the Shares so purchased exceeds (y) the product of (1) the aggregate number of Shares that such Bondholder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Bondholder, either reissue (if surrendered) the Convertible Bonds equal to the aggregate value of the Convertible Bonds submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Bondholder the number of Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 5. For example, if a Bondholder purchases Shares having a total purchase price of USD$11,000 to cover a Buy-In with respect to an attempted conversion of Convertible Bonds with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of USD$10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Bondholder USD$1,000. The Bondholder shall provide the Company written notice indicating the amounts payable to such Bondholder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If a Bondholder purchases Ordinary Shares having a total purchase price of USD$9,000 to cover a Buy-In with respect to an attempted conversion of Convertible Bonds with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of USD$10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Bondholder any amount. For the avoidance of doubt, in the event of a Buy-In, the Bondholder shall use commercially reasonable efforts to purchase Shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Bondholder shall provide the Company written notice indicating the amounts payable to such Bondholder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Bondholder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the Convertible Bonds as required pursuant to the terms hereof.

5.6.	Reservation of Shares Issuable Upon Conversion

5.6.1.	The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Shares within a limit of 10% of its share capital, for the sole purpose of issuance upon conversion of the Convertible Bonds as herein provided, free from pre-emptive rights or any other actual contingent purchase rights of Persons other than the Bondholder (and the other Bondholders of the Convertible Bonds), not less than such aggregate number of Ordinary Shares as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 2) upon the conversion of the then outstanding Convertible Bonds (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Bondholder’s compliance with its obligations under the Registration Rights Agreement).

5.7.	Fractional Shares

5.7.1.	No fractional Ordinary Shares or scrip representing fractional shares shall be issued upon the conversion of the Convertible Bonds. As to any fraction of an Ordinary Share which the Bondholder would otherwise be entitled to subscribe upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole Share.

5.8.	Transfer Taxes and Expenses

5.8.1.	The issuance of Conversion Shares on conversion of Convertible Bonds shall be made without charge to any Bondholder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of (1) any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Bondholders of such Convertible Bonds and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid and (2) any subsequent transfer or sale of the Conversion Shares in connection with transactions carried out by the Bondholders.

5.9.	Beneficial Ownership Limitation

A Bondholder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 5; however, no Bondholder shall be subject to this Section 5 unless he, she or it makes such election. If the election is made, the Company shall not effect any conversion of the Convertible Bond, and such Bondholder shall not have the right to convert all or any portion of the Convertible Bond, to the extent that, after giving effect to the conversion set forth on the applicable notice of optional conversion (“Optional Conversion Notice”), such Bondholder (together with such Bondholder’s Affiliates, and any persons acting as a group together with such Bondholder or any of such Bondholder’s Affiliates (such persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% of the Company’s Ordinary Shares (or such other amount as a Bondholder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by such Bondholder and its Attribution Parties shall include the number of Ordinary Shares issuable upon conversion of the Convertible Bond with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of the Convertible Bond beneficially owned by such Bondholder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Bondholder or any of its Affiliates or Attribution Parties. Upon request by the Company, the Bondholders will promptly provide to the Company written evidence detailing their holdings in securities of the Company, which the Company is entitled to rely upon for purposes of this Section 5. Upon request by the Company, the Bondholders will promptly provide to the Company written evidence detailing their holdings in securities of the Company, which the Company is entitled to rely upon for purposes of this Section 5.

Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 5 applies, the determination of whether the Convertible Bond is convertible (in relation to other securities owned by such Bondholder together with any Attribution Parties) and of the amount of the Convertible Bond that is convertible shall be in the sole discretion of such Bondholder, and the submission of an Optional Conversion Notice shall be deemed to be such Bondholder’s determination of whether the Convertible Bond may be converted (in relation to other securities owned by such Bondholder together with any Attribution Parties) and the amount of the Convertible Bond that is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Bondholder will be deemed to represent to the Company each time it delivers an Optional Conversion Notice that such Optional Conversion Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Bondholder shall provide the Company with any information reasonably requested by the Company in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Company’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other U.S. federal or state securities regulations. For purposes of this Section 5, in determining the number of outstanding Ordinary Shares, a Bondholder may rely on the number of outstanding Ordinary Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Company’s Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written request (which may be via email) of a Bondholder, the Company shall within two (2) trading days confirm in writing to such Bondholder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Convertible Bond, by such Bondholder or its Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, a Bondholder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Bondholder; provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Bondholder. Upon request by the Company, the Bondholders will promptly provide to the Company written evidence detailing their holdings in securities of the Company, which the Company is entitled to rely upon for purposes of this Section 5.9.

5.10.	Registration Rights

The Company will register for resale the Underlying Shares pursuant the Registration Rights Agreement and such Underlying Shares shall be treated as “Registrable Securities” as defined in the Registration Rights Agreement.

ARTICLE 6. REDEMPTION; CALL RIGHT

6.1.	Redemption after the 5th year anniversary

The Convertible Bonds shall be redeemable at the option of each Bondholder (the “Bondholder Redemption Right”) at any time after the fifth (5th) anniversary of the Issuance Date, subject to the terms and conditions set forth in this Article.

A Bondholder wishing to exercise its Bondholder Redemption Right shall deliver a written notice (the “Bondholder Redemption Notice”) to the Company with a copy to the Representative of the Masse.

The Bondholder Redemption Notice shall specify, (i) the identity of the Bondholder and evidence of its holding of Convertible Bonds, (ii) the aggregate principal amount and number of Convertible Bonds to be redeemed, (iii) the proposed redemption date, which shall be no earlier than sixty (60) calendar days and no later than ninety (90) calendar days after the date of receipt of the Bondholder Redemption Notice by the Company (the “Bondholder Redemption Date”), (iv) the bank account details to which any cash payment should be made (v) and the securities account details to which any Ordinary Shares should be delivered, if applicable. It being specified that such Bondholder Redemption Date shall be a day other than Saturday, Sunday or other day on which commercial banks in Paris, France or New York, New York are authorized or required by law to remain closed.

The Bondholder Redemption Notice shall be irrevocable once received by the Company, unless otherwise agreed in writing by the Company.

The redemption price payable by the Company to each Bondholder exercising its Bondholder Redemption Right shall be equal to one hundred percent (100%) of the Accrued Value of the Convertible Bonds to be redeemed as at the Bondholder Redemption Date (the “Bondholder Redemption Price”).

Within fifteen (15) Business Days of receipt of a valid Bondholder Redemption Notice, the Company shall deliver a written notice to the relevant Bondholder(s) (the “Settlement Election Notice”) specifying the settlement method elected by the Company from among the following options: (i) payment in cash from distributable amounts (bénéfices distribuables) in accordance with article L. 232-11 of the French Code de commerce (“Cash Settlement from Distributable Amounts”), (ii) payment in cash from the proceeds of a new issuance of equity securities (“Cash Settlement from New Equity Issuance”) carried out by the Company for the purpose of funding such redemption; or (iii) delivery of Ordinary Shares (“Share Settlement”) at a price per share equal to at least twenty percent (20%) less than the official closing price of the Company’s Ordinary Shares on the Trading Market on the Trading Day immediately preceding the date of issuance of the Settlement Election Notice (the “Share Settlement Price”) or (iv) a combination of any of the options described in (i), (ii) and/or (iii) above.

The Company shall have the sole and absolute discretion to elect the settlement method, and may elect different settlement methods for different portions of the Bondholder Redemption Price.

If the Company elects Cash Settlement (whether from Distributable Amounts or from New Equity Issuance), the Company shall pay the Bondholder Redemption Price in one (1) single instalment on the Bondholder Redemption Date. Payment shall be made by wire transfer of immediately available funds to the bank account specified by the Bondholder in the Bondholder Redemption Notice, the details of which shall have been communicated to the Company at least ten (10) Business Days prior to the Bondholder Redemption Date.

If the Company elects Cash Settlement from New Equity Issuance, the Company shall use its reasonable best efforts to complete such equity issuance prior to the Bondholder Redemption Date. The Company shall keep the relevant Bondholder(s) reasonably informed of the progress of such equity issuance.

If the Company elects Share Settlement, the number of Ordinary Shares to be delivered to the relevant Bondholder shall be equal to the Bondholder Redemption Price divided by the Share Settlement Price, rounded down to the nearest whole number of Ordinary Shares. The provisions of Section 5.2 through Section 5.10 shall apply to such Share Settlement.

The Ordinary Shares to be delivered shall be newly issued shares, fully paid and ranking pari passu in all respects with the existing Ordinary Shares as from their date of issuance.

6.2.	Call Right

All or a portion of the Convertible Bonds shall be redeemable at the option of the Company commencing any time in whole or in part, subject to the following terms:

(a) Redemption Price: the redemption price per Convertible Bond (the “Call Price”) shall be equal to:

Period	Call Price

From the Issuance Date to (but excluding) the 1st anniversary	150% of the Accrued Value

From the 1st anniversary to (but excluding) the 2nd anniversary	140% of the Accrued Value

From the 2nd anniversary to (but excluding) the 3rd anniversary	130% of the Accrued Value

From the 3rd anniversary to (but excluding) the 4th anniversary	120% of the Accrued Value

From the 4th anniversary to (but excluding) the 5th anniversary	110% of the Accrued Value

From the 5th anniversary onwards	100% of the Accrued Value

In the event of a partial redemption, the Company shall redeem Convertible Bonds from all Bondholders on a pro rata basis in proportion to the aggregate principal amount of Convertible Bonds held by each Bondholder, unless otherwise agreed in writing by the Bondholder Majority.

The Company shall exercise its Issuer’s Call Right by delivering a written notice (the “Call Notice”) to each Bondholder at least thirty (30) calendar days prior to the proposed redemption date (the “Call Date”), specifying (a) the aggregate principal amount and number of Convertible Bonds to be redeemed, (b) the Call Date, (c) the applicable Call Price, (d) the place and manner of payment; and (e) the deadline for Bondholders to exercise their Conversion Right pursuant to Article 5.

Upon receipt of the Call Notice, each Bondholder whose Convertible Bonds are subject to redemption shall have the right, exercisable by written notice to the Company delivered at least five (5) Business Days prior to the Call Date, to elect to convert all or a portion of its Convertible Bonds into Ordinary Shares at the then-applicable Conversion Price (taking into account any VWAP Reset and other adjustments) rather than have such Convertible Bonds redeemed for cash.

On the Call Date, the Company shall pay the Call Price to each Bondholder whose Convertible Bonds are redeemed (and who has not validly exercised its Conversion Right) by wire transfer of immediately available funds to the bank account designated by such Bondholder. Upon payment of the Call Price in full, the relevant Convertible Bonds shall be automatically cancelled and shall cease to represent any rights against the Company, and the Company shall update the register of Bondholders accordingly.

ARTICLE 7. CERTAIN ADJUSTMENTS

7.1.	Dividends and Share Splits

7.1.1.	If the Company, at any time while the Convertible Bonds are outstanding: (i) pays a dividend or otherwise makes a distribution or distributions payable in Shares or any other Share Equivalents (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon conversion of, or payment of a dividend on, the Convertible Bonds or any cash distributions), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of the Ordinary Shares, any shares of capital stock of the Company, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 7 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

7.2.	Conversion Price Reset

The Conversion Price shall be subject to a one-time downward adjustment equal to the VWAP Reset.

On the date six (6) months after the Issuance Date (or, if such date is not a Business Day, the immediately following Business Day) (the “VWAP Reset Date”), the Conversion Price shall be automatically adjusted to equal the VWAP of the Shares, as reported by Bloomberg (or, if not available, any other internationally recognized financial data provider selected by the Company), calculated over the twenty (20) consecutive trading days immediately commencing on (but excluding) the VWAP Reset Date (the “VWAP Calculation Period”).

In no event shall the Conversion Price be adjusted below the VWAP Floor Price, as adjusted for any share split, dividend, recapitalization, combination, reclassification or similar event occurring between the Issuance Date and the VWAP Reset Date.

For the avoidance of doubt: (i) if the VWAP calculated pursuant to this Section 7.2 is equal to or greater than the then-current Conversion Price, no adjustment shall be made; (ii) if the VWAP calculated pursuant to paragraph (a) above is less than the VWAP Floor Price, the Conversion Price shall be adjusted to equal the VWAP Floor Price.

7.3.	Adjustment of Conversion Price upon Issuance of Ordinary Shares

7.3.1.	If and whenever on or after the date hereof until the first date on which no Convertible Bonds are outstanding the Company issues or sells, or in accordance with this Section 7.3 is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Conversion Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the date hereof that were excluded from this Section 7.3 by this clause, exceeds $500,000, then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7.3), the following shall be applicable:

7.3.1.1.	Options and Convertible Securities. The consideration per share received by the Company for Ordinary Shares issued or deemed to have been issued pursuant to Section 7.3, relating to Options and Convertible Securities, shall be determined by dividing:

7.3.1.1.1.	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

7.3.1.1.2.	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 2 upon the issuance of such Options or Convertible Securities.

7.3.1.2.	Deemed Issuance of Options and Convertible Securities.

7.3.1.2.1.	If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of Bondholders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

7.3.1.2.2.	If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the Bondholder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7, if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of Convertible Bonds are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7 shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

7.3.1.3.	Calculation of Consideration Received.

7.3.1.3.1.	In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Option.

7.3.1.3.2.	If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the VWAP of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Bondholders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Bondholders. The determination of such appraiser shall be final and binding upon all Parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

7.3.1.4.	Record Date. If the Company takes a record of the Bondholders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

7.3.1.5.	Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 7, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

7.4.	Subsequent Rights Offerings

In addition to any adjustments pursuant to Section 7.1, if at any time the Company grants, issues or sells any Share Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record Bondholders of any class of Ordinary Shares (the “Purchase Rights”), then the Bondholders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Bondholder could have acquired if the Bondholder had held the number of Ordinary Shares acquirable upon complete conversion of such Bondholder’s Convertible Bonds (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record Bondholders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Bondholder’s right to participate in any such Purchase Right would result in the Bondholder exceeding the Beneficial Ownership Limitation, then the Bondholder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Bondholder until such time, if ever, as its right thereto would not result in the Bondholder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 7.3, such adjustment shall not occur to the extent the Bondholders were granted the right to acquire such Purchase Rights on the applicable term.

7.5.	Pro Rata Distributions

During such time as the Convertible Bonds are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Bondholders shall be entitled to participate in such Distribution to the same extent that the Bondholders would have participated therein if the Bondholder had held the number of Ordinary Shares acquirable upon complete conversion of the Convertible Bonds (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Bondholder’s right to participate in any such Distribution would result in the Bondholder exceeding the Beneficial Ownership Limitation, then the Bondholder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Bondholder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Bondholder exceeding the Beneficial Ownership Limitation).

7.6.	Fundamental Transaction

7.6.1.	If, at any time while Convertible Bonds are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which Bondholders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the Bondholders of 50% or more of the outstanding Ordinary Shares or 50% or more of the voting power of the Ordinary Shares of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of Ordinary Shares covered by Section 7.1), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding Ordinary Shares or 50% or more of the voting power of the common equity of the Company, and such event(s) do not constitute a Deemed Liquidation Event (each a “Fundamental Transaction”), then, upon any subsequent conversion of Convertible Bonds, the Bondholder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 1 on the conversion of the Convertible Bonds), the number of shares of capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a Bondholder of the number of Ordinary Shares for which the Convertible Bonds are convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1 on the conversion of the Convertible Bonds).

7.6.2.	For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If Bondholders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Bondholder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Convertible Bonds following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file new Terms and Conditions with the same terms and conditions and issue to the Bondholders new Convertible Bonds consistent with the foregoing provisions and evidencing the Bondholders’ right to convert such Convertible Bonds into Alternate Consideration.

7.6.3.	The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Convertible Bond and the Registration Rights Agreement in accordance with the provisions of this Section 7.6 pursuant to written agreements in form and substance reasonably satisfactory to the Bondholder Majority and approved by the Bondholder Majority (without unreasonable condition or delay) prior to such Fundamental Transaction and shall, at the option of the Bondholder of Convertible Bonds, deliver to the Bondholder in exchange for Convertible Bonds a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Convertible Bonds which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon conversion of Convertible Bonds (without regard to any limitations on the conversion of Convertible Bonds) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Convertible Bonds immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Bondholder Majority.

7.7.	Calculations

All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding.

7.8.	Notice to the Bondholders

7.8.1.	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Bondholder by email[2] a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

7.8.2.	Notice to Allow Conversion by Bondholder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all Bondholders of the Ordinary Shares of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Ordinary Shares is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Convertible Bonds, and shall cause to be delivered by email to each Bondholder at its email address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the Bondholders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that Bondholders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such Form 6-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Bondholder, each Bondholder shall remain entitled to convert the Accrued Value of the Convertible Bonds (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

ARTICLE 8. PROTECTION AND REPRESENTATION OF BONDHOLDER’S RIGHTS

8.1.	Representation of the Bondholders

The Bondholders shall be organized as a group for the representation of their interests (“Masse”). The Masse shall be governed by the provisions of the French Code de commerce and especially the provisions of articles L. 228-103 and R. 228-60 and seq. of the French Code de commerce. Any reasonable and documented costs or expenses incurred by the Bondholders in connection with the operation and consultation of the Masse shall be reimbursed by the Company upon presentation of the relevant invoices. The Masse may, alone, to the exclusion of all the Bondholders taken individually, exercise the rights and actions, current or future, attached to the Convertible Bonds.

8.2.	Bondholders’ Representative

The Masse shall be represented by a proxy (the “Bondholders’ Representative”) elected by the general meeting of the Bondholders in accordance with French laws and shall be empowered, unless otherwise provided by the general meeting of the Bondholders, to accomplish on behalf of the Masse any management act for the defence of the common interests of the Bondholders in accordance with French laws. Any person is entitled, at any time, to obtain at the Company’s registered office the name and the address of the Bondholders’ Representative.

The fees of the Bondholders’ Representative shall be paid on a quarterly basis and are set out at [●] per year.

The first Bondholders’ Representative shall be [●] (hereafter, “[●]”).

8.3.	General meeting of the Bondholders

The general meetings of the Bondholders shall meet in accordance with the following provisions.

The Bondholders’ general meetings shall be convened by either the Board of the Company in its capacity as legal representative, the Bondholders’ Representative, the administrator (liquidateur) in case of liquidation of the Company or any Bondholders holding together at least 15% of the Convertible Bonds, in writing (including by email) with a seven (7) calendar days’ prior notice, save that such prior notice can be reduced in case of urgency if the person issuing the convening notice duly justifies of such urgency.

Any Bondholder may attend meetings by remote transmission (telephone, videoconference, etc.) and may be represented by any person of its choice in accordance with articles L. 228-61 et seq. of the French Code de commerce. All decisions taken at the Holders’ general meetings shall be taken in accordance with quorum and majority rules provided under French law.

The decisions of the Bondholders can result from a general meeting as described above or written consultation of the Bondholders (including by email) pursuant to article L. 228-46-1 of the French Code de commerce, in which case the same quorum and majority as those described above shall apply. The written consultation shall be sent by the Company or the Bondholders’ Representative to the Bondholders. The Bondholders shall then have seven (7) calendar days to send to the Company (including by email) their answer to such written consultation.

8.4.	Assimilation

Pursuant to article L. 228-46 of French Code de commerce, in the event the Company issues new Convertible Bonds governed by the same terms and conditions than those issued on the Issuance Date, and fully similar to such Convertible Bonds (notably as per the par value, interests, maturity and amortization), then the Bondholders shall be gathered in a single Masse.

8.5.	Specific authorizations

From and after the Issuance Date, for as long as the Investors hold 10% or more of the Convertible Bonds issued as of the closing of the Issuance Date, the Company shall not, without the affirmative vote or action by written consent of the Masse, take any of the following actions:

-	liquidate, dissolve or wind-up the affairs of the Company (or commence or consent to any bankruptcy proceeding relating to the Company, to the extent permitted under French law);

-	amend, alter or repeal the Company’s bylaws, K-Bis extract, these Terms and Conditions or any similar document of the Company in a manner that materially and adversely affects the powers, preferences or rights given to the Bondholders;

-	create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any equity security or other security convertible into or exercisable for any equity security, unless such security ranks junior to the Convertible Bonds with respect to its rights, preferences and privileges or increase of the number Convertible Bonds accordingly;

-	pay any cash dividend or redeem any equity or equity linked security until the Convertible Bonds are repaid in full or redeemed or converted into Ordinary Shares, other than securities repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Company;

-	enter into any transaction with an Affiliate, other than the issuance of equity or awards to eligible participants under the Company’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of the Company, in each case regardless of whether such person (or such person’s Affiliates) would be considered an Affiliate of the Company; or

-	incur or guarantee any new indebtedness, including secured and or senior debt to the senior unsecured Convertible Bonds, other than equipment leases or trade payables incurred in the ordinary course of business.

The Company will promptly deliver written notice to the Bondholders of the occurrence of any breach or default of the protective provisions set forth in this Section 8.5, specifying in reasonable detail the nature of such event or circumstance and the action, if any, the Company proposes to take with respect thereto. Each of the events or circumstances set out above should be considered as an event of default unless, if curable, it has not been cured within five (5) Business Days of formal notice sent by registered letter with acknowledgement of receipt (lettre recommandée avec accusé de reception) or by bailiff service (notification par commissaire de justice).

Subject to this Section 8.5, the Terms and Conditions may be amended by approval of the Company and the vote or action by written consent the Bondholder Majority, or as otherwise required in accordance with the French Commercial Code.

8.6.	Adjustments in the event of a reduction in capital

As long as any Convertible Bond remains outstanding, the Company shall not conduct any reduction in its share capital not triggered by losses without the prior approval of the Masse. In addition, in the event of a reduction of the Company’s share capital triggered by losses, and implemented by a reduction either in the nominal value of its shares or in their number, the Bondholders’ equity rights, in case of conversion of the Convertible Bonds, shall be reduced accordingly as if the Convertible Bonds had been converted prior to the date on which the capital reduction became final, in accordance with the provisions of article L. 228-98, 3° of the French Code de commerce.

8.7.	Adjustments in the events of financial transactions

Subject to Article 7 and pursuant to article L. 228-99 of the French Code de commerce and except in case the Bondholders would have waived their rights under such article with respect to a specific transaction, the Company shall take the necessary steps to protect the interests of the Bondholders if it decides to proceed, regardless of their form, with any of the following transactions at any time prior to the date that all Convertible Bonds are converted or redeemed pursuant to Article 5 or Article 6:

(i)	issuance of securities with preferential subscription right (émission de nouveaux titres de capital avec droit préférentiel de souscription réservé à ses associés);

(ii)	capital increase by incorporation of reserves, profits, or premiums, and bonus issue of shares, or division or consolidation of shares;

(iii)	capitalization of reserves, profits or premiums by increase of the nominal value of the shares;

(iv)	distribution of reserves or premiums in cash or portfolio securities;

(v)	bonus issue to shareholders of any financial instrument other than the Company’s shares; and

(vi)	change the allocation of Company’s profits among its shareholders through the creation of preferred shares; it being further provided that for the purposes hereof, “Company’s profits” shall exclude the liquidation bonus (boni de liquidation).

Further, if it should be necessary to make adjustment provided in article L. 228-99 3° of the French Code de commerce, the adjustment shall be made by applying the method set out in article R. 228-91 of the French Code de commerce, provided, however, that the value of the preferential subscription right, like the value of the Share before detaching the subscription right shall be determined, if need be, by the Board based on the subscription, exchange, or sale price per Share used in connection with the last transaction to have occurred with respect to the Company’s share capital (capital increase, contribution of securities, sale of shares, etc.) during the six (6) months preceding the decision taken by the Board, or, if no transaction has taken place during such period, on the basis of any other financial parameter that appears relevant to the Board of the Company, subject to the terms of the paragraph below.

The Company shall inform the Bondholders of any operation referred to in Article 8.7 above at the same time as the shareholders of the Company. On such occasion, the Company shall deliver to the relevant Bondholders a report from the Board detailing the terms of the considered operation and its consequences for the relevant Bondholders, and indicating the manner in which the principles of adjustment stipulated in the said Article 8.7 will be complied with. In the event of disagreement by the Bondholders as to the implementation of the provisions of Article 8.7 by the Company, the Bondholders may request the Company to provide a report from the statutory auditors, acting as an expert appointed by the Parties, as to the application and the compliance of the adjustments contemplated by the Company with the relevant provisions. In the event that the report of the statutory auditors of the Company demonstrates non-compliance with the relevant provisions in a manner prejudicial to the Bondholders, the Company shall promptly make the necessary adjustments to restore the rights of the Bondholders in accordance with the relevant provisions.

8.8.	Approval by the Bondholder Majority

In the event of a modification to the terms and conditions of the Convertible Bonds and/or to these Terms and Conditions, the Company shall obtain, in addition to any approval, authorization or decision required by French law, the approval of the Bondholder Majority.

8.9.	Information Rights

The Company shall provide, grant access to, and deliver to the Bondholders’ Representative on a monthly basis, any information necessary for the Bondholders’ Representative to carry out any of its duties including copies of the monthly financial reports about the Company, as well as any detail or information regarding the business of the Company, the Bondholders’ Representative shall reasonably request from time to time.

ARTICLE 9. WARRANTS

In connection with the issuance of the Convertible Bonds, the Company shall issue to each Bondholder, on the Issuance Date, warrants to subscribe for Ordinary Shares (bons de souscription d’actions) (the “Warrants”) in accordance with articles L. 228-91 et seq. of the French Code de commerce.

The Warrants shall be issued on a detached basis (bon autonome) from the Convertible Bonds, under separate terms and conditions approved by the shareholders’ meeting of the Company to which the Bondholders expressly agree to be bound.

ARTICLE 10. NOTICES

All notices required hereunder shall be in writing and validly made if delivered by hand, courier, registered letter (return receipt requested) or email (with acknowledgment of receipt) to the registered office of the Company or to the address of the Bondholder recorded in the Company’s securities register.

Pasqal Holding SAS

24 Av. Emile Baudot

91120 Palaiseau

France

Attention: Mr. Wasiq Bokhari, Mr. Loic Henriet

Email: wasiq.bokhari@pasqal.com / loic@pasqal.com

With a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

61, rue des Belles Feuilles

Paris 75116

France

Attn: Yves Lepage, Olivier Jouffroy

Email: ylepage@orrick.com; ojouffroy@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

51 W 52nd St

New York, New York 10019

Attn:	Albert Vanderlaan
Marsha Mogilevich
Email:	avanderlaan@orrick.com
mmogilevich@orrick.com

ARTICLE 11. AMENDMENT AND WAIVER

The Convertible Bonds may be amended only with the written consent of the Company and the Bondholder Majority, or as otherwise required in accordance with the French commercial code. No amendment or supplement to these Terms and Conditions, or waiver of any provision of these Terms and Conditions, may, without the written consent of the Bondholder Majority (or as otherwise required in accordance with the French commercial code or subject to any higher majority required by French law):

i.	reduce the principal, or extend the stated maturity, of any Convertible Bond;

ii.	reduce the Bondholder Redemption Price for any Convertible Bond or change the times at which, or the circumstances under which, the Bonds may or will be redeemed by the Company;

iii.	reduce the rate, or extend the time for the payment, of interest on any Convertible Bond;

iv.	make any change that adversely affects the conversion rights of any Convertible Bond;

v.	impair the rights of any Bondholder set forth in Article 5 or Article 6;

vi.	change the ranking of the Convertible Bonds;

vii.	make any Convertible Bond payable in money, or at a place of payment, other than that stated in these Terms and Conditions;

viii.	reduce the amount of Convertible Bonds whose Bondholders must consent to any amendment, supplement, waiver or other modification; or

ix.	make any direct or indirect change to any amendment, supplement, waiver or modification provision of these Terms and Conditions that requires the consent of each affected Bondholder.

Any waiver by the Company or a Bondholder of a breach of any provision of these Terms and Conditions shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Terms and Conditions or a waiver by any other Bondholders. The failure of the Company or a Bondholder to insist upon strict adherence to any term of these Convertible Bonds on one or more occasions shall not be considered a waiver or deprive that party (or any other Bondholder) of the right thereafter to insist upon strict adherence to that term or any other term of these Terms and Conditions on any other occasion. Any waiver by the Company or a Bondholder must be in writing.

ARTICLE 12. MISCELLANEOUS

The Convertible Bonds may be amended only with the written consent of the Company and the Bondholder Majority, or as otherwise required in accordance with the French commercial code.

The Parties undertake to communicate, execute and deliver any information and any document, as well as to take any action or decision which may be necessary to the performance of the Terms and Conditions.

The Parties acknowledge that, pursuant to the terms of these Terms and Conditions, they are irrevocably bound by their respective undertakings set forth herein.

Each Party agrees that if a Party defaults in the execution of his or its obligations hereunder, the allocation of damages to the other Parties will not be an appropriate and sufficient remedy. Each Party acknowledges accordingly that (i) the beneficiary of any option or right shall, in any case, be entitled to seek specific performance (exécution forcée) without prejudice to any additional compensation (dommages et intérêts complémentaires) and (ii) by exception to article 1221 of the French Code civil, (x) there exists no physical, legal nor moral obstacle that would prevent such specific performance (exécution forcée) to take place and (y) each Party may in any case be entitled to pursue specific performance (exécution forcée) even if an obvious disproportion between the cost of the performance of its obligation for the debtor and the interest of the beneficiary (for the purpose of article 1221 of the French Code civil) would result from such specific performance (exécution forcée).

Notwithstanding the provisions of article 1220 of the French Code civil, the Parties agree that a Party may not withhold the performance of its/his obligations under these Terms and Conditions in the absence of a serious and established breach of the terms of this Convertible Bond by another Party.

Notwithstanding the provisions of articles 1224 and 1226 of the French Code civil, the Parties agree that the termination (résolution) of the Terms and Conditions in case of a serious breach of its terms by any Party may not result in a notification made in this respect by one Party under the conditions provided under article 1226 of the French Code civil but may only result from an enforceable decision of a competent court.

Each Party declares to assume all the risks arising from an unpredictable change of circumstances (changement de circonstances imprévisible) as a result of which implementing of these Terms and Conditions would become excessively onerous for such Party, and waives any right to make any claim under article 1195 of the French Code civil.

The Convertible Bonds will validly bind and will benefit to the heirs, legatees and legal successors of each Party.

The Parties declare that they have been advised by their own lawyers or advisors and have therefore been able to independently assess the scope of their rights and obligations under the Convertible Bonds. No advisor or lawyer shall be deemed to be the sole draftsman (rédacteur unique) of the Convertible Bonds vis à vis all the Parties.

Notwithstanding anything to the contrary set forth herein, each of the Parties intend that, for U.S. federal income tax purposes, the Convertible Bonds shall be treated as equity of the Company. The Parties agree to file all relevant tax returns in a manner consistent with such treatment, and take no position inconsistent with such treatment, unless otherwise required by final “determination” within the meaning of Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended.

Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

If any provision of these Terms and Conditions is invalid, illegal or unenforceable, the balance of these Terms and Conditions shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

The headings contained herein are for convenience only, do not constitute a part of these Terms and Conditions and shall not be deemed to limit or affect any of the provisions hereof.

ARTICLE 13. LOST OR MUTILATED CONVERTIBLE BOND CERTIFICATE

If a Bondholder’s Convertible Bond certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Convertible Bonds so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company (which shall not include the posting of any bond). The applicant for a new certificate under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

ARTICLE 14. GOVERNING LAW AND JURISDICTION

These Terms and Conditions shall be governed by and construed in accordance with French law.

Any dispute arising out of or in connection with these Terms and Conditions shall be submitted to the exclusive jurisdiction of the Tribunal des activités économiques of Paris.

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE BONDHOLDER IN ORDER TO

CONVERT SENIOR UNSECURED CONVERTIBLE BONDS)

The undersigned hereby elects to convert the aggregate amount of senior unsecured bonds convertible into shares of the Company (obligations convertibles en actions), each at a nominal value of [EUR 0.01] (the “Convertible Bonds”), indicated below into ordinary shares (actions ordinaires) (the “Ordinary Shares”), of [Pasqal Holding SA], a société anonyme formed under the laws of the Republic of France (the “Company”), according to the conditions hereof, as of the date written below. If Ordinary Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay documentary stamp or similar taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company in accordance with the Purchase Agreement. No fee will be charged to the Bondholders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ____________________________________________________

Aggregate Amount of Convertible Bond owned prior to Conversion: _______________________

Amount of Convertible Bond to be Converted: ________________________________

Number of Ordinary Shares to be Issued: ___________________________________

Applicable Conversion Price: __________________________________________________

Aggregate Amount of Convertible Bond owned subsequent to Conversion:____________________

Address for Delivery:_________________________________________________

or

DWAC Instructions:

Broker no: _____________

Account no: ___________

[HOLDER]

By:
Name:
Title:

ANNEX B

PASQAL HOLDING SA

A French société anonyme with a share capital of [xx] euros

Registered office: [xx]

[xx]

(the « Company »)

SUBSCRIPTION FORM

(CONVERSION OF BONDS)

1.	TERMS OF THE CONVERSION OF BONDS

On [●], the Company issued [●] bonds, convertible into ordinary shares (actions ordinaires) of the Company, in accordance with the terms and conditions dated [●] (the “Convertible Bonds Terms & Conditions”), for a total amount of [●] euros (the “Convertible Bonds”), which shall be converted into ordinary shares of the Company by application of the Convertible Bonds Terms & Conditions.

2.	SUBSCRIPTION

[name of the investor], a corporation governed by the laws of [●], having its registered office located at [●], represented by [●] (the “Holder”),

DECLARE:

-	to subscribe for [●] ([●]) ordinary share(s) (action(s) ordinaire(s)) of the Company, with a par value of €[●] per ordinary share), with a total subscription price of [●] euros, by conversion of [●] Convertible Bonds.

On ________________________________,

[●][1]
Represented by [●]	[1] Signature to be preceded by the statement « Bon pour
souscription de [●] ([●]) actions ordinaires de la société »